EXHIBIT 99.1

Contacts:

Investor Relations:	Eric J. Shick
Vice President, Investor Relations
(908) 277-8413

Media Relations:	Holly P. Glass
Vice President, Government and Public Affairs
(703) 754-2848

BARD ANNOUNCES THIRD QUARTER RESULTS

EARNINGS PER SHARE UP 17 PERCENT, 18 PERCENT ON ADJUSTED BASIS

MURRAY HILL, NJ — (October 23, 2007) — C. R. Bard, Inc. (NYSE-BCR) today reported 2007 third quarter financial results. Third quarter 2007 net sales were $544.8 million, an increase of 10 percent over the prior-year period. Excluding the impact of foreign exchange, third quarter 2007 net sales increased 8 percent over the prior-year period.

For the third quarter 2007, net sales in the U.S. were $378.2 million and net sales outside the U.S. were $166.6 million, up 9 percent and 11 percent, respectively, over the prior-year period. Excluding the impact of foreign exchange, third quarter 2007 net sales outside the U.S. increased 6 percent over the prior-year period.

For the third quarter 2007, income from continuing operations was $102.1 million and diluted earnings per share from continuing operations were 96 cents, up 16 percent and 17 percent, respectively, as compared to third quarter 2006 results. Adjusting for items that affect comparability between periods as detailed in the tables below, third quarter 2007 income from continuing operations and related diluted earnings per share were up 17 percent and 18 percent, respectively, as compared to third quarter 2006 results. The adjustment to the third quarter 2007 results included an item that increased income from continuing operations by $3.7 million (after-tax), or 3 cents per diluted share. Adjustments to the third quarter 2006 results included items, the net effect of which increased income from continuing operations by $3.6 million (after-tax), or 3 cents per diluted share.

Timothy M. Ring, chairman and chief executive officer, commented, “We delivered strong third quarter earnings results through diligent expense control as we continue to address the challenges in our Surgical Specialties business. Looking forward, we remain confident in the prospects for our product development pipeline and are optimistic about the opportunities we see in business development.”

C. R. Bard, Inc. (www.crbard.com), headquartered in Murray Hill, NJ, is a leading multinational developer, manufacturer and marketer of innovative, life-enhancing medical technologies in the fields of vascular, urology, oncology and surgical specialty products.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are based on management’s current expectations, the accuracy of which is necessarily subject to risks and uncertainties. These statements are not historical in nature and use words such as “anticipate”, “estimate”, “expect”, “project”, “intend”, “forecast”, “plan”, “believe”, and other words of similar meaning in connection with any discussion of future operating or financial performance. Many factors may cause actual results to differ materially from anticipated results including product developments, sales efforts, income tax matters, the outcomes of contingencies such as legal proceedings, and other economic, business, competitive and regulatory factors. The company undertakes no obligation to update its forward-looking statements. Please refer to the Cautionary Statement Regarding Forward-Looking Information in our June 30, 2007 Form 10-Q for more detailed information about these and other factors that may cause actual results to differ materially from those expressed or implied.

C. R. Bard, Inc.

Consolidated Statements of Income

(in thousands except per share amounts, unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Net sales	$544,800	$497,500	$1,618,700	$1,459,900
Costs and expenses:
Cost of goods sold	213,700	193,500	636,800	566,400
Marketing, selling & administrative expense	160,900	160,800	475,100	456,400
Research & development expense	34,000	30,900	99,200	106,400
Interest expense	2,900	4,000	8,800	13,200
Other (income) expense, net	(8,900)	13,400	(25,100)	(1,900)

Total costs and expenses	402,600	402,600	1,194,800	1,140,500

Income from continuing operations before tax provision	142,200	94,900	423,900	319,400

Income tax provision	40,100	7,100	122,700	69,000

Income from continuing operations	102,100	87,800	301,200	250,400

Income (loss) from discontinued operations, net of tax	—	(200)	—	(300)

Net income	$102,100	$87,600	$301,200	$250,100

Basic earnings per share from continuing operations	$0.99	$0.85	$2.92	$2.42
Basic earnings per share from discontinued operations	—	—	—	—
Basic earnings per share	$0.99	$0.85	$2.92	$2.42

Diluted earnings per share from continuing operations	$0.96	$0.82	$2.83	$2.34
Diluted earnings per share from discontinued operations	—	—	—	—
Diluted earnings per share	$0.96	$0.82	$2.83	$2.34

Wt. avg. common shares outstanding - basic	102,700	103,200	103,100	103,500

Wt. avg. common shares outstanding - diluted	105,900	106,600	106,400	106,900

Product Group Summary of Net Sales

(in thousands, unaudited)

	Quarter Ended September 30,				Nine Months Ended September 30,
	2007	2006	Change	Constant Currency	2007	2006	Change	Constant Currency
Vascular	$134,100	$120,300	11%	9%	$397,700	$353,700	12%	9%
Urology	166,400	147,100	13%	11%	482,500	427,300	13%	11%
Oncology	140,900	124,700	13%	11%	410,600	352,700	16%	15%
Surgical Specialties	83,400	84,700	-2%	-3%	267,000	267,300	—	-1%
Other	20,000	20,700	-3%	-5%	60,900	58,900	3%	2%

As reported	544,800	497,500	10%		1,618,700	1,459,900	11%

FX impact	—	8,300			—	25,400

Constant currency	$544,800	$505,800		8%	$1,618,700	$1,485,300		9%

Reconciliation of Earnings From Continuing Operations

(in millions except per share amounts, unaudited)

	Quarter Ended September 30, 2007
	Research & Development Expense	Other (Income) Expense, Net	Income Tax Provision (Benefit)	Income From Continuing Operations	Diluted Earnings Per Share
GAAP basis	$34.0	$(8.9)	$40.1	$102.1	$0.96
Items impacting comparability of results between periods:
Reduction in tax provision	—	—	3.7	(3.7)

Total	—	—	3.7	(3.7)	(0.03)

Adjusted basis	$34.0	$(8.9)	$43.8	$98.4	$0.93

	Quarter Ended September 30, 2006
	Research & Development Expense	Other (Income) Expense, Net	Income Tax Provision (Benefit)	Income From Continuing Operations	Diluted Earnings Per Share
GAAP basis	$30.9	$13.4	$7.1	$87.8	$0.82
Items impacting comparability of results between periods:
Settlement of legal matter	—	(20.0)	7.4	12.6
Reduction in tax provision	—	—	16.2	(16.2)

Total	—	(20.0)	23.6	(3.6)	(0.03)

Adjusted basis	$30.9	$(6.6)	$30.7	$84.2	$0.79

	Nine Months Ended September 30, 2007
	Research & Development Expense	Other (Income) Expense, Net	Income Tax Provision (Benefit)	Income From Continuing Operations	Diluted Earnings Per Share
GAAP basis	$99.2	$(25.1)	$122.7	$301.2	$2.83
Items impacting comparability of results between periods:
Reduction in tax provision	—	—	3.7	(3.7)
Purchased research & development	(1.6)	—	0.1	1.5

Total	(1.6)	—	3.8	(2.2)	(0.02)

Adjusted basis	$97.6	$(25.1)	$126.5	$299.0	$2.81

	Nine Months Ended September 30, 2006
	Research & Development Expense	Other (Income) Expense, Net	Income Tax Provision (Benefit)	Income From Continuing Operations	Diluted Earnings Per Share
GAAP basis	$106.4	$(1.9)	$69.0	$250.4	$2.34
Items impacting comparability of results between periods:
Purchased research & development	(16.8)	—	4.1	12.7
Investment gains	—	1.6	(0.6)	(1.0)
Settlement of legal matter	—	(20.0)	7.4	12.6
Reduction in tax provision	—	—	16.2	(16.2)

Total	(16.8)	(18.4)	27.1	8.1	0.08

Adjusted basis	$89.6	$(20.3)	$96.1	$258.5	$2.42

Notes to Consolidated Statements of Income

•	For the third quarter ended September 30, 2007, a reduction in the income tax provision impacted the comparability of results between periods. This reduction was due to changes in certain statutory tax rates outside the United States that resulted in the revaluation of deferred taxes. This item increased income from continuing operations by approximately $3.7 million after-tax, or $0.03 diluted earnings per share from continuing operations.

•	For the third quarter ended September 30, 2006, the following items impacted the comparability of results between periods: (i) a charge of approximately $20.0 million pretax ($12.6 million after-tax) for the settlement of a legal matter; and (ii) a reduction in the income tax provision of approximately $16.2 million predominately related to the expiration of the statute of limitations in the United States for the 2000 and 2001 tax years. The net effect of these items increased income from continuing operations by $3.6 million after-tax, or $0.03 diluted earnings per share from continuing operations.

•	For the nine months ended September 30, 2007, the following items impacted the comparability of results between periods: (i) a charge of approximately $1.6 million pretax ($1.5 million after-tax) for purchased research and development included in research and development expense; and (ii) a reduction in the income tax provision of approximately $3.7 million due to changes in certain statutory tax rates outside the United States that resulted in the revaluation of deferred taxes. The net effect of these items increased income from continuing operations by $2.2 million after-tax, or $0.02 diluted earnings per share from continuing operations.

•	For the nine months ended September 30, 2006, the following items impacted the comparability of results between periods: (i) investment gains of approximately $1.6 million pretax ($1.0 million after-tax); (ii) a charge of approximately $20.0 million pretax ($12.6 million after-tax) for the settlement of a legal matter; (iii) charges of approximately $16.8 million pretax ($12.7 million after-tax) for purchased research and development included in research and development expense; and (iv) a reduction in the income tax provision of approximately $16.2 million predominately related to the expiration of the statute of limitations in the United States for the 2000 and 2001 tax years. The net effect of these items decreased income from continuing operations by $8.1 million after-tax, or $0.08 diluted earnings per share from continuing operations.

In the first quarter 2007, the company completed its previously disclosed plan to withdraw from the synthetic bulking market and discontinue the sale of the Tegress™ synthetic bulking product, which was formerly reported in the Urology product group category. Consequently, the company accounts for this withdrawal as a discontinued operation for all periods referred to in this release.

This press release contains financial measures that are not calculated in accordance with United States generally accepted accounting principles (GAAP). These non-GAAP financial measures are reconciled to their most directly comparable GAAP measures in the above tables.

This press release includes net sales excluding the impact of foreign exchange. The company analyzes net sales on a constant currency basis to better measure the comparability of results between periods. Because changes in foreign currency exchange rates have a non-operating impact on net sales, the company believes that evaluating growth in net sales on a constant currency basis provides an additional and meaningful assessment of net sales to both management and the company’s investors.

In addition, this press release includes the following non-GAAP measures: (1) research & development expense excluding payments for purchased research and development; (2) other (income) expense, net excluding investment gains and a charge for the previously disclosed settlement of a legal matter; (3) income tax provision excluding reductions relating to expired statutes of limitations in the United States, reductions relating to changes in statutory tax rates and the tax effect of the items set forth in (1) and (2) above; (4) income from continuing operations excluding the items set forth in (1) through (3) above; and (5) diluted earnings per share from continuing operations excluding the items set forth in (1) through (3) above.

The company excluded the items described above because they may cause certain statements of income categories not to be indicative of ongoing operating results, and therefore affect the comparability of results between periods. The company therefore believes that these non-GAAP measures provide an additional and meaningful assessment of the company’s ongoing operating performance. Because the company has historically reported these non-GAAP results to the investment community, management also believes that the inclusion of these non-GAAP measures provides consistency in its financial reporting and facilitates investors’ understanding of the company’s historic operating trends by providing an additional basis for comparisons to prior periods. Management uses these non-GAAP measures: (1) to establish financial and operational goals; (2) to monitor the company’s actual performance in relation to its business plan and operating budgets; (3) to evaluate the company’s core operating performance and understand key trends within the business; and (4) as part of several components it considers in determining incentive compensation.

Management recognizes that the use of these non-GAAP measures has limitations, including the fact that they may not be comparable with similar non-GAAP financial measures used by other companies and that management must exercise judgment in determining which types of charges or other items should be excluded from the non-GAAP financial information. Management compensates for these limitations by providing full disclosure of each non-GAAP financial measure and a reconciliation to the most directly comparable GAAP financial measure. All non-GAAP financial measures are intended to supplement the applicable GAAP disclosures and should not be considered in isolation from, or as a replacement for, financial information prepared in accordance with GAAP. For a reconciliation of these non-GAAP measures to the most comparable GAAP measures, please see the above tables.